EXHIBIT 99.1

                              [TOMMY HILFIGER LOGO]



CONTACT:          INVESTOR RELATIONS:                   PUBLIC RELATIONS:
                  Valerie Martinez                      Heidi Kang
                  (212) 548-1811                        (212) 548-1659


                                                   FOR IMMEDIATE RELEASE


                           TOMMY HILFIGER CORPORATION
                  ANNOUNCES CHAIRMAN JOEL HOROWITZ WILL RETIRE
                  FOLLOWING 2005 ANNUAL MEETING OF SHAREHOLDERS


HONG KONG, April 7, 2005 - Tommy Hilfiger Corporation (NYSE: TOM) announced today that Joel Horowitz will retire from the Company following the Company's Annual Meeting of Shareholders, tentatively scheduled for October 31, 2005. Until such time, Mr. Horowitz will serve as Non-Executive Chairman of the Company's Board of Directors.

Mr. Horowitz was one of the founders of the Company, and during his tenure he held many leadership positions, including serving as Executive Chairman from February 2003 until March 31, 2005, and as Chief Executive Officer from 1994-2003.

David F. Dyer, President and Chief Executive Officer, stated, "Joel's contributions over the past years have been invaluable. His leadership, wisdom and foresight have been key to building the Tommy Hilfiger name into a globally recognized brand. I extend our sincere appreciation for his hard work, and have been grateful for his partnership as we position the Company for its next phase of growth."

Tommy Hilfiger, Honorary Chairman and Principal Designer, added, "Over the past two decades, Joel has been both a terrific partner and a great friend. From the start, we shared a vision for Tommy Hilfiger, and Joel's experience and leadership played a major role in making that vision a reality. We wish Joel all the best in the future."


Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's and women's sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company's own network of specialty and outlet stores in the United States, Canada and Europe.

                           Tommy Hilfiger Corporation
                        9/F., Novel Industrial Building,
                            850-870 Lai Chi Kok Road,
                                 Cheung Sha Wan,
                               Kowloon, Hong Kong.
                          Tel: 2216 0668 Fax: 2371 2928